Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-254967 on Form S-8 of our report dated February 24, 2022, relating to the financial statements of Coinbase Global, Inc. appearing in this Annual Report on Form 10-K of Coinbase Global, Inc. for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

San Francisco, California

February 24, 2022